UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2018

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Atlantic Avenue Alameda, California 94501
(Address of principal executive offices)

(510) 479-7635
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 8.01 Other Events.

On April 12, 2018, Frank Knuettel II agreed to serve as Chief Financial Officer of Aqua Metals, Inc. Mr. Knuettel will join the Company full-time effective as of April 16, 2018 and will formally assume the CFO role immediately following the filing of the Company’s second quarter Form 10-Q. As Chief Financial Officer, Mr. Knuettel will succeed Thomas Murphy, who was named interim CFO after the departure of Mark Weinswig in March 2018. Mr. Murphy will continue as a consultant to the Company on a number of matters to ensure a smooth transition and has also been nominated by the board of directors of the Company for election to the board at the Company’s 2018 annual meeting of stockholders.

Mr. Knuettel has served as Chief Financial Officer of Marathon Patent Group, Inc. (NASDAQ: MARA) from 2014 to April 2018, where he managed the acquisition of nine entities and closed $50 million on debt financing. From 2007 to 2013, he was Chief Financial Officer for IP Commerce Inc. Previously, Mr. Knuettel held several senior financial positions at InfoSearch Media, Inc., Internet Machines Corporation and Viking Systems, Inc., from 1999 to 2007. Mr. Knuettel holds an MBA from The Wharton School and a BA in Economics from Tufts University.

In connection with Mr. Knuettel’s appointment, we entered into an executive employment agreement with Mr. Knuettel. Pursuant to the employment agreement, we have agreed to compensate Mr. Knuettel at the annual rate of $300,000. We have also agreed to reimburse Mr. Knuettel up to $4,000 per month for his travel and housing costs for the first 12 months of his employment. Mr. Knuettel will be eligible to receive performance-based bonuses as determined from time to time by the compensation committee of our board of directors in its discretion. The employment agreement entitles Mr. Knuettel to reasonable and customary health insurance and other benefits, at our expense, and a severance payment in the event of our termination of his employment without cause or his resignation for good reason. The amount of the severance payment will be (i) $75,000 in the event of such a termination during the first 90 days of the agreement or (ii) in the event of such a termination following first 90 days of the agreement, the greater of $300,000 or one year’s annual salary at the rate then in effect on the date of termination. Mr. Knuettel employment agreement provides for intellectual property assignment and confidentiality provisions that are customary in our industry.

In connection with his appointment, we also granted Mr. Knuettel 150,000 restricted stock units, or RSUs, under our Amended and Restated 2014 Stock Incentive Plan. Each RSU entitles Mr. Knuettel to receive, for no consideration, one share of our common stock subject to the vesting of the RSU. The RSUs will vest as follows: 50,000 RSUs shall vest on the one-year anniversary of the date of the agreement and, thereafter, 4,167 RSUs shall vest on a monthly basis over the next 24 months. The RSUs are subject to the terms and conditions of our Amended and Restated 2014 Stock Incentive Plan.

Mr. Knuettel’s executive employment agreement is filed herewith as Exhibit 99.1. On April 12, 2018, we issued a press release announcing the appointment of Mr. Knuettel. A copy of the press release is filed with this report as Exhibit 99.2.

Important Additional Information and Where to Find It

This Current Report on Form 8-K may be deemed to contain solicitation material in respect of the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2018 annual meeting of stockholders (the “Annual Meeting”). The Company has filed with the Securities and Exchange Commission (the “SEC”) its preliminary proxy statement and GOLD proxy card relating to the Annual Meeting. When such preliminary proxy statement is cleared by the SEC Staff, the Company intends to file with the SEC and mail to the Company’s stockholders its definitive proxy statement and accompanying GOLD proxy card in connection with the Annual Meeting. The definitive proxy statement will contain important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the Company’s definitive proxy statement and other documents that the Company files with the SEC (when available) on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GOLD PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Aqua Metals, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company will be set forth in the Company’s definitive proxy statement, the accompanying GOLD proxy card and other relevant solicitation materials filed by the Company. These documents (when they become available), and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.aquametals.com.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Executive Employment Agreement dated April 12, 2018 between the Registrant and Frank Knuettel II
99.2	Press release dated April 12, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: April 12, 2018	/s/ Thomas Murphy
Thomas Murphy
Chief Financial Officer